Exhibit (10)I

TARGET CORPORATION
DDCP
(2013 PLAN STATEMENT)

Amended and Restated
Effective December 1, 2013

TARGET CORPORATION
DDCP
(2013 Plan Statement)

TABLE OF CONTENTS

SECTION 1 Introduction; Definitions	1
1.1 Name of Plan; History	1
1.2 Definitions	1
1.2.1 Account	1
1.2.2 Affiliate	1
1.2.3 Beneficiary	1
1.2.4 Board	1
1.2.5 Change-in-Control	1
1.2.6 Code	3
1.2.7 [Intentionally left blank.]	3
1.2.8 Company	3
1.2.9 Crediting Rate Alternative	3
1.2.10 Deferral Credit	3
1.2.11 Director	3
1.2.12 Earnings Credit	3
1.2.13 Effective Date	3
1.2.14 Newly Eligible Director	3
1.2.15 Participant	3
1.2.16 Participating Employer	3
1.2.17 Plan	3
1.2.18 Plan Administrator	4
1.2.19 Plan Rules	4
1.2.20 Plan Statement	4
1.2.21 Plan Year	4
1.2.22 Retainer	4
1.2.23 Specified Employee	4
1.2.24 Termination of Employment	4
1.2.25 Trust	4
1.2.26 Unforeseeable Emergency	4
1.2.27 Valuation Date	5
SECTION 2 PARTICIPATION AND DEFERRAL ELECTIONS	6
2.1 Eligibility	6
2.2 Termination of Participation	6
2.3 No Guarantee of Continued Directorship	6
2.4 Deferral Elections	6
2.5 Deferral of Retainers	7
2.6 Elective Deferral Credit	7
2.7 Cancellation of Deferral Elections	7
SECTION 3 ADJUSTMENTS OF ACCOUNTS	8
3.1 Establishment of Accounts	8
3.2 Adjustments of Accounts	8

i

3.3 Investment Adjustment	8
3.4 Account Adjustments Upon a Change-in-Control or Plan Termination	8
SECTION 4 VESTING	9
4.1 Participant Accounts	9
SECTION 5 DISTRIBUTION	10
5.1 Distribution Elections	10
5.2 General Requirements	10
5.3 Six-Month Suspension for Specified Employees	11
5.4 Distribution on Account of Death; Distribution Following Death	11
5.5 Distribution on Account of Unforeseeable Emergency.	11
5.6 Designation of Beneficiaries	12
5.7 Facility of Payment	13
5.8 Tax Withholding	14
5.9 Application for Distribution	14
5.10 Acceleration of Distributions	14
5.11 Delay of Distributions	14
SECTION 6 SOURCE OF PAYMENTS; NATURE OF INTEREST	15
6.1 Source of Payments	15
6.2 Unfunded Obligation	15
6.3 Establishment of Trust	15
6.4 Spendthrift Provision	15
SECTION 7 ADOPTION, AMENDMENT AND TERMINATION	16
7.1 Adoption	16
7.2 Amendment	16
7.3 Termination and Liquidation	16
SECTION 8 CLAIM PROCEDURES	18
8.1 Claim Procedures	18
8.2 Rules and Regulations	19
8.3 Limitations and Exhaustion	20
SECTION 9 PLAN ADMINISTRATION	22
9.1 Plan Administration	22
9.2 Conflict of Interest	22
9.3 Service of Process	23
9.4 Choice of Law	23
9.5 Responsibility for Delegate	23
9.6 Expenses	23
9.7 Errors in Computations	23
9.8 Indemnification	23
9.9 Notice	23
SECTION 10 CONSTRUCTION	24
10.1 IRC Status	24
10.2 Rules of Document Construction	24
10.3 References to Laws	24

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SECTION 1
INTRODUCTION; DEFINITIONS

1.1    Name of Plan; History. This Plan (formerly known as the Target Corporation Director Deferred Compensation Plan) is a non-qualified, unfunded plan established for the purpose of allowing directors of the Company to defer the receipt of income. This Plan was originally adopted effective as of January 1, 1997 and was amended at various times thereafter. Effective January 1, 2005 (and other effective dates as specifically provided), this Plan was operated in compliance with Code section 409A. Effective January 29, 2006, members of the Board ceased to be eligible to receive enhanced earnings on their account balances. The Plan, which is intended to comply with Code section 409A, was amended and restated effective January 1, 2009. The Plan was amended and restated to reflect Plan administration and amendment changes authorized by the Board on November 10, 2010 and modification of the Change in Control definition, effective June 8, 2011. This Plan Statement, which was amended and restated to clarify the timing of certain post-death payments, is effective December 1, 2013.

1.2    Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.2.1    Account. “Account” means the separate bookkeeping account representing the separate unfunded and unsecured general obligation of the Participating Employers established with respect to each person who is a Participant in this Plan. Within each Participant’s Account, separate subaccounts shall be maintained to the extent the Plan Administrator determines it to be necessary or desirable for the administration of this Plan.

1.2.2    Affiliate. An “Affiliate” is the Company and all persons, with whom the Company would be considered a single employer under Code section 414(b) or 414(c).

1.2.3    Beneficiary. “Beneficiary” means an individual (human being), a trust that is a United Sates person within the meaning of the Code, a person that has been recognized as a charitable organization under Code section 170(b), or the Participant’s estate designated in accordance with Section 5.6 to receive all or a part of the Participant’s Account in the event of the Participant’s death prior to full distribution thereof. A person so designated shall not be considered a Beneficiary until the death of the Participant.

1.2.4    Board. “Board” is the Board of Directors of the Company, or such committee of the Board of Directors to which the Board of Directors of the Company has delegated the respective authority.

1.2.5    Change in Control. “Change in Control” means one of the following:

(a)	Individuals who are Continuing Directors cease for any reason to constitute 50% or more of the directors of the Company; or

(b)
30% or more of the outstanding voting power of the Voting Stock of the Company is acquired or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by any Person, other than an entity resulting from a Business Combination in which clauses (x) and (y) of Section 1.2.5(c) apply; or

(c)
the consummation of a merger or consolidation of the Company with or into another entity, a statutory share exchange, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (x) all or substantially all of the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (y) no Person beneficially owns, directly or indirectly, 30% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity); or

(d)	approval by the shareholders of a definitive agreement or plan to liquidate or dissolve the Company.

For purposes of this Section 1.2.5:

“Continuing Director” means an individual (A) who is, as of June 8, 2011, a director of the Company, or (B) who becomes a director of the Company after June 8, 2011 and whose initial appointment, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors; provided, however, that any individual whose initial assumption of office occurs as a result of either an actual or threatened contested election by any Person (other than the Board of Directors) seeking the election of such nominee in which the number of nominees exceeds the number of directors to be elected shall not be a Continuing Director;

“Person” means any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any affiliate or associate (as defined in Rule 14a-1(a) of the Exchange Act) of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company;

“Voting Stock” means all then-outstanding capital stock of the Company entitled to vote generally in the election of directors of the Company: and

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, and the regulations promulgated thereunder.

1.2.6    Code. “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued hereunder).

1.2.7    [Intentionally left blank.]

1.2.8    Company. “Company” means Target Corporation, a Minnesota corporation, or any successor thereto.

1.2.9    Crediting Rate Alternative. “Crediting Rate Alternative” means a hypothetical investment option used for the purpose of measuring income, gains and losses to the Accounts of Participants (as if the Accounts had in fact been so invested). The Crediting Rate Alternatives shall be designated in writing by the Plan Administrator.

1.2.10    Deferral Credit. A “Deferral Credit” is the amount credited to a Participant’s Account pursuant to Section 2.6.

1.2.11    Director. “Director” means any person who is a director of the Company or Participating Employer.

1.2.12    Earnings Credit. “Earnings Credit” means the investment adjustment credited to a Participant’s Account pursuant to Section 3.3 or Section 3.4 as applicable.

1.2.13    Effective Date. The “Effective Date” of this Plan Statement is December 1, 2013, except as otherwise provided.

1.2.14    Newly Eligible Director. “Newly Eligible Director” means a Director who either (i) was not previously eligible to participate in this Plan or any other non-qualified, deferred compensation plans maintained for directors or independent contractors by a Participating Employer or other Affiliate, (ii) had been paid all amounts previously deferred under all non-qualified, deferred compensation plans maintained for directors or independent contractors by a Participating Employer or other Affiliate and had ceased to be eligible to continue to participate in such plans on or before the date of payment of all amounts due under such plans, or (iii) was not eligible to participate in any non-qualified deferred compensation plans (other than the accrual of earnings) maintained for directors or independent contractors by a Participating Employer or other Affiliate at any time during the 24-month period ending on the date the Director has again become eligible to participate in the Plan.

1.2.15    Participant. A “Participant” is a Director who becomes a Participant in this Plan in accordance with the provisions of Section 2. A Director who has become a Participant shall be considered to continue as a Participant in this Plan until the date when the Participant no longer has any Account under this Plan, or the date of the Participant’s death, if earlier.

1.2.16    Participating Employer. “Participating Employer” means the Company and each other Affiliate that, with the consent of the Plan Administrator adopts this Plan. A Participating Employer shall cease to be a Participating Employer on the date it ceases to be an Affiliate.

1.2.17    Plan. “Plan” means the nonqualified, unfunded income deferral program maintained by the Company and established for the benefit of Participants eligible to participate therein, as set forth in this Plan Statement. As used herein, “Plan” does not refer to the documents pursuant to which this Plan is maintained. That document is referred to herein as the “Plan Statement”. The Plan shall be referred to as the “Target Corporation DDCP” (formerly known as the Target Corporation Director Deferred Compensation Plan).

1.2.18    Plan Administrator. “Plan Administrator” means the individual designated in Sec. 10.1.1, or, if applicable, its delegate.

1.2.19    Plan Rules. “Plan Rules” are rules, policies, practices or procedures adopted by the Plan Administrator or its delegate pursuant to Section 9.1.5.

1.2.20    Plan Statement. “Plan Statement” means this document entitled “Target Corporation DDCP (2013 Plan Statement),” as adopted by the Company, effective as of December 1, 2013, as the same may be amended from time to time.

1.2.21    Plan Year. “Plan Year” means the period from January 1 through December 31.

1.2.22    Retainer. “Retainer” means the total cash fees paid to Participant for service on the Board (or any committee there of).

1.2.23    Specified Employee. For purposes of complying with the requirements of Code section 409A(a)(2)(B)(i) (relating to the 6 month suspension of certain benefit distributions), an individual is a “Specified Employee” if on his or her Termination of Employment, the Company or other Affiliate has stock that is traded on an established securities market within the meaning of Code section 409A(a)(2)(B) and such individual is a “key employee” (defined below). For this purpose, an individual is a “key employee” during the 12-month period beginning on April 1 immediately following the calendar year in which the individual was employed by the Company and other Affiliates, and satisfied, at any time within such calendar year, the requirements of Code section 416(i)(1)(A)(i), (ii) or (iii) (without regard to Code section 416(i)(5)). An individual will not be treated as a Specified Employee if the individual is not required to be treated as a Specified Employee under Treasury Regulations issued under Code section 409A.

1.2.24    Termination of Employment. “Termination of Employment” means a severance of a Participant’s directorship, and all independent contractor relationships, with the Company, each Participating Employer and all Affiliates, for any reason. Notwithstanding the foregoing, a Termination of Employment shall not occur unless such termination also qualifies as a “separation from service,” as defined under Code section 409A and related guidance thereunder.

1.2.25    Trust. “Trust” means the Target Corporation Deferred Compensation Trust Agreement, dated January 1, 2009 by and between the Company and State Street Bank and Trust Company, as it is amended from time to time, or similar trust agreement.

1.2.26    Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (within the meaning of Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but only if and to the extent such Unforeseeable Emergency constitutes an “unforeseeable emergency” under Code section 409A.

1.2.27    Valuation Date. “Valuation Date” means each business day on which the New York Stock Exchange is open.

SECTION 2
PARTICIPATION AND DEFERRAL ELECTIONS

2.1    Eligibility. A Director is eligible to participate in this Plan in accordance with and subject to the requirements of this Plan.

2.1.1    Eligibility for Newly Eligible Director. A Newly Eligible Director is eligible to participate in this Plan on the date that is 30 days after he or she becomes a Director.
2.1.2    Initial Enrollment. A Director shall, as a condition of participation in this Plan, complete such forms and make such elections in accordance with Plan Rules as the Plan Administrator may require for the effective administration of this Plan.

2.2    Termination of Participation. Except as otherwise specifically provided in this Plan Statement or by the Plan Administrator, a Director who ceases to be a Director is not eligible to continue to participate in the Plan, provided, that any deferral elections in effect, and irrevocable, will continue to apply with respect to any Retainers. The Participant’s Account will continue to be governed by the terms of the Plan until such time as the Participant’s Account balance is paid in accordance with the terms of the Plan. A Participant or Beneficiary will cease to be such as of the date on which his or her entire Account balance has been distributed.

2.3    No Guarantee of Continued Directorship. Participation in this Plan does not constitute a guarantee or contract with any Participating Employer guaranteeing that the Director will continue to be a director. Such participation shall in no way interfere with any rights the shareholders of a Participating Employer would have in the absence of such participation to determine the duration of the director’s service.

2.4    Deferral Elections. A Director who satisfies the eligibility requirements of Section 2 may, at the time and in the manner provided hereunder, elect to defer the receipt of his or her Retainer.

2.4.1    General. Except as otherwise provided in this Plan, an election shall be made before the beginning of the Plan Year during which the Participant performs services for which the Retainer is earned. The election must designate the percentage of the Retainer which shall be deferred under this Plan. In accordance with Plan Rules, the Plan Administrator will determine the manner and timing required to file a deferral election. No deferral election shall be effective unless prior to the deadline for making such election, the Participant has filed with the Plan Administrator, in accordance with Plan Rules, an insurance consent form permitting the Participating Employer or Company to purchase and maintain life insurance coverage on the Director with the Participating Employer or Company as the beneficiary. An election to defer the Retainer for the Plan Year or other period is irrevocable once it has been accepted by the Plan Administrator and the deadline for making such election has expired, except as otherwise provided under this Plan.

2.4.2    Newly Eligible Director. For a Newly Eligible Director, the deferral election may be made after the first day of a Plan Year provided it is made within 30 days after becoming eligible to participate in this Plan. Such a deferral election by a Newly Eligible Director is irrevocable once it has been received by the Plan Administrator and the deadline for making such election has expired, except as otherwise provided under this Plan. Such election will be effective with respect to Retainers for services commencing with the next full calendar quarter after the deferral election becomes irrevocable.

2.4.3    Terminations of Employment. A Participant who completes a deferral election in accordance with this Section 2.4, but who has a Termination of Employment prior to the deadline for making such election has expired, will be deemed to have made no deferral election for the respective period.

2.5    Deferral of Retainers. A Participant’s election to defer a Retainer is subject to the following requirements:

2.5.1    A deferral election will be effective with respect to the first Retainer paid for services performed during the Plan Year and such election will remain in effect through the last Retainer paid for services performed during the Plan Year.

2.5.2    The Retainer deferral percentage may not exceed 100%.

2.6    Elective Deferral Credit. The Plan Administrator shall credit to the Account of each Participant the amount, if any, of the Retainer the Participant elected to defer pursuant to this Section 2. Such amount shall be credited as nearly as practicable as of the time or times when the Retainer would have been paid to the Participant but for the election to defer.

2.7    Cancellation of Deferral Elections. Notwithstanding any provisions in the Plan to the contrary, an election to defer under this Section will be cancelled for the remaining portion of the Plan Year in the event the Participant has received a distribution on account of an Unforeseeable Emergency under Section 5.5. The revocation shall be made at the time and in the manner specified in Plan Rules and must otherwise comply with the requirements of Section 5.5.

SECTION 3
ADJUSTMENTS OF ACCOUNTS

3.1    Establishment of Accounts. There shall be established for each Participant an Account which shall be adjusted as provided under Section 3.

3.2    Adjustments of Accounts. On each Valuation Date, the Plan Administrator shall cause the value of the Account (or subaccount) to be increased (or decreased) for distributions, withdrawals, credits, debits and investment income, gains or losses charged to the Account.

3.3    Investment Adjustment. The investment income, gains and losses shall be determined for the Accounts in accordance with the following:

3.3.1    Participant Elections. In accordance with Plan Rules and procedures established by the Plan Administrator, each Participant shall prospectively elect, as part of the initial enrollment process, and from time to time thereafter, one or more Crediting Rate Alternatives that shall be used to measure income, gains and losses until the next Valuation Date.

3.3.2    Default Rate. If a Participant fails to designate one or more Crediting Rate Alternatives to be used to measure income, gains and losses with respect to amounts credited to his or her Account, such amounts will be deemed to be invested in a default Crediting Rate Alternative designated by the Plan Administrator in accordance with Plan Rules.

3.3.3    Crediting. As of each Valuation Date, each Participant’s Account shall be adjusted for income, gains and losses as if the Account had in fact been invested in the Crediting Rate Alternative(s) so selected.

3.3.4    Responsibility for Investing Adjustments. The Plan Administrator will not be responsible in any manner to any Participant, Beneficiary or other person for any damages, losses or liabilities, costs or expenses of any kind arising in connection with any designation or elimination of a Crediting Rate Alternative or a Participant’s election of a Crediting Rate Alternative.

3.4    Account Adjustments Upon a Change-in-Control or Plan Termination.

3.4.1    In the event of a Plan termination following a Change-in-Control under Section 7.3.2 that causes a Trust to be established and funded pursuant to Section 6.3 where distribution of a Participant’s Account may not be made from the Trust within 60 days of the event because of restrictions imposed by Code section 409A, then the Participant’s Account as of the date of such event will no longer receive adjustments determined pursuant to Section 3.3.

3.4.2    On and after the date of an event described in Section 3.4.1, the Account will have an investment adjustment determined at an annual rate equal to the sum of the 10-Year U.S. Treasury Note plus 2%. The 10-Year U.S. Treasury Note rate will be determined as of the date of the Plan termination under Section 7.3.2, or if no such rate is available on that date, the immediately preceding date such rate is available, and reset each calendar quarter as necessary.

SECTION 4
VESTING

4.1    Participant Accounts. The Participant Accounts are fully (100%) vested and non-forfeitable at all times.

SECTION 5
DISTRIBUTION

5.1    Distribution Elections. Except as otherwise specifically provided in this Plan, a Participant may irrevocably elect for each Plan Year the form and time of distribution of the credits made to his or her Account for such Plan Year.

5.2    General Requirements. A Participant’s distribution election must be made prior to the date the Participant’s deferral election becomes irrevocable. Earnings Credits will be distributed in the same form and time as in effect for the related Account credit. The election shall be made in the form and manner prescribed by Plan Rules.

5.2.1    Form of Distribution. The Participant may elect among the following forms of distribution.

(a)
Installments. A series of annual installments made over either five (5) years or ten (10) years commencing at a time provided under Section 5.2.2(a) or (b). For purposes of Code section 409A, installment payments will be treated as a series of separate payments at all times.

(b)	Lump Sum. A single lump sum payment.

5.2.2    Time of Payment. The Participant may elect among the following distribution commencement times:

(a)	Termination of Employment. Within 60 days following the Participant’s Termination of Employment, other than on account of death.

(b)	One-Year Anniversary of Termination of Employment. Within 60 days following the one-year anniversary of the Participant’s Termination of Employment, other than on account of death.

(c)
Fixed Payment Date. Within 60 days of January 1 of the calendar year elected by the Participant at the time of deferral. If a Participant has a Termination of Employment prior to the fixed payment date, such amount shall be paid on the earlier of: (i) within 60 days following January 1 in the tenth year following the year of the Termination of Employment, or (ii) January 1 of the calendar year elected by the Participant at the time of deferral. The Plan Administrator will establish Plan Rules, procedures and limitations on establishing the number and times of the fixed payment dates available for Participants to elect.

(d)	Payouts in 2008 and 2009. During 2007 and 2008, consistent with transition relief available under Code section 409A, and subject to Plan Rules:

(i)	Participants had an opportunity to elect during 2007 to receive a distribution of all or a portion of their Account valued as of December 31, 2007 to be distributed in January 2008.

(ii)	Participants had an opportunity to elect during 2008 to receive a distribution of all or a portion of their Account valued as of December 31, 2008 to be distributed in January 2009.

5.2.3    Installment Amounts. The amount of the annual installments shall be determined by dividing the amount of the vested portion of the Account as of the most recent Valuation Date preceding the date the installment is being paid by the number of remaining installment payments to be made (including the payment being determined).

5.2.4    Small Benefit. Subject to Section 5.3, in the event that the vested Account balance of a Participant who has died or experienced a Termination of Employment under the Plan is less than the applicable dollar amount under Code section 402(g)(1)(B) for that Plan Year as of the date on which the Plan Administrator makes such determinations, the Plan Administrator (on behalf of the Company) reserves the right to have the Participant’s entire Account paid in the form of a single lump sum payment, provided the Plan Administrator’s exercise of discretion (on behalf of the Company) complies with the requirements of Treas. Reg. Sec. 1.409A-3(j)(4)(v).

5.2.5    Default. If for any reason a Participant shall have failed to make a timely designation of the form or time of distribution with respect to credits for a Plan Year (including reasons entirely beyond the control of the Participant), except as provided in Section 5.3, the distribution shall be made as a single lump sum payment within 60 days following the Participant’s Termination of Employment.

5.2.6    No Spousal Rights. No spouse, former spouse, Beneficiary or other person shall have any right to participate in the Participant’s designation of a form or time of payment.

5.3    Six-Month Suspension for Specified Employees. Notwithstanding any other provision in this Section 5, if a Participant is a Specified Employee at Termination of Employment, then any distributions arising on account of the Participant’s Termination of Employment (other than on account of death) shall be suspended and not be made until (6) months have elapsed since such Participant’s Termination of Employment (or, if earlier, upon the date of the Participant’s death). Any payments that were otherwise payable during the six-month suspension period referred to in the preceding sentence, will be paid within 60 days after the end of such six-month suspension period.

5.4    Distribution on Account of Death; Distribution Following Death. Upon the death of a Participant prior to Termination of Employment or other distribution trigger, the Participant’s Account balance will be paid to the Participant’s Beneficiary in a single lump sum within 90 days following the Participant’s death. Upon the death of a Participant following Termination of Employment or other distribution trigger, distribution will continue in the same form and at the same time it was scheduled to be paid to the Participant, subject to Section 5.3.

5.5    Distribution on Account of Unforeseeable Emergency.

5.5.1    When Available. A Participant may receive a distribution from the vested portion of his or her Account (which shall be deemed to include the deferrals that would have been made but for the cancellation under Section 5.5.3) if the Plan Administrator determines that such distribution is on account of an Unforeseeable Emergency and the conditions in Section 5.5.2 have been fulfilled. To receive such a distribution, the Participant must request a distribution by filing an application with the Plan Administrator and furnish such supporting documentation as the Plan Administrator may require. In the application, the Participant shall specify the basis for the distribution and the dollar amount to be distributed. If such request is approved by the Plan Administrator, distribution shall be made in a lump sum payment within 60 days following the approval by the Plan Administrator of the completed application.

5.5.2    Limitations. The amount that may be distributed with respect to a Participant’s Unforeseeable Emergency shall not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), and/or cancellation of deferrals pursuant to Section 5.5.3, provided the determination of such limitation is consistent with the requirements of Code section 409A(a)(2)(B)(ii).

5.5.3    Cancellation of Deferral Elections. As provided by Section 2.7, in the event of a distribution under Section 5.5.1 the Plan Administrator will cancel the Participant’s deferral elections for the balance of the applicable Plan Year.

5.6    Designation of Beneficiaries.

5.6.1    Right to Designate or Revoke.

(a)
Each Participant may designate one or more primary Beneficiaries or secondary Beneficiaries to receive all or a specified part of such Participant’s vested Account in the event of such Participant’s death. If fewer than all designated primary or secondary Beneficiaries predecease the Participant, then the amount of such predeceased Beneficiary’s portion shall be allocated to the remaining primary or secondary Beneficiaries, as the case may be.

(b)	The Participant may change or revoke any such designation from time to time without notice to or consent from any spouse, any person named as Beneficiary or any other person.

(c)	No such designation, change or revocation shall be effective unless completed and filed with the Plan Administrator in accordance with Plan Rules during the Participant’s lifetime.

5.6.2    Failure of Designation. If a Participant:

(a)	fails to designate a Beneficiary,

(b)	designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(c)
designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant, such Participant’s vested Account, shall be payable to the first class of the following classes of automatic Beneficiaries:

Participant’s surviving spouse
Representative of Participant’s estate

5.6.3    Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant’s vested Account may disclaim an interest therein subject to the Plan Rules.

5.6.4    Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:

(a)
If there is not sufficient evidence that a person designated as a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(b)
The automatic Beneficiaries specified in Section 5.6.2 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death (subject to Section 5.6.3) so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(c)
If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. The foregoing shall not prevent the Participant from designating a former spouse as a beneficiary on a form that is both executed by the Participant and received by the Plan Administrator (i) after the date of the legal termination of the marriage between the Participant and such former spouse and (ii) during the Participant’s lifetime.

(d)
A finalized marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a Beneficiary designation shall revoke such designation unless the Participant’s new spouse had previously been designated as the Beneficiary.

(e)
Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

(f)
Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

5.7    Facility of Payment.

5.7.1    Legal Disability. In case of the legal disability, including minority, of an individual entitled to receive any payment under this Plan, payment shall be made, if the Plan Administrator shall be advised of the existence of such condition:

(a)	to the duly appointed guardian, conservator or other legal representative of such individual, or

(b)
to a person or institution entrusted with the care or maintenance of the incompetent or disable Participant or Beneficiary, provided such person or institution has satisfied the Plan Administrator that the payment will be used for the best interest and assist in the care of such individual, and provided further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such individual.

5.7.2    Discharge of Liability. Any payment made in accordance with the foregoing provisions of this Section 5.7 shall constitute a complete discharge of any liability or obligation of the Participating Employers under this Plan.

5.8    Tax Withholding. The Participating Employer (or any other person legally obligated to do so) shall withhold the amount of any federal, state or local income tax, payroll tax or other tax that the payer reasonably determines is required to be withheld under applicable law with respect to any amount payable under this Plan. All benefits otherwise due hereunder shall be reduced by the amount to be withheld.

5.9    Application for Distribution. A Participant may be required to make application to receive payment and to complete other forms and furnish other documentation required by the Plan Administrator. Distribution shall not be made to any Beneficiary until such Beneficiary shall have filed an application for benefits in a form acceptable to the Plan Administrator and such application shall have been approved by the Plan Administrator and the Plan Administrator has determined that the applicant is entitled to payment.

5.10    Acceleration of Distributions. The Plan Administrator in its sole discretion may exercise discretion on behalf of the Company to accelerate the distribution of any payment under this Plan to the extent allowed under Code section 409A.

5.11    Delay of Distributions. The Plan Administrator in its sole discretion may exercise discretion on behalf of the Company to delay the distribution of any payment under this Plan to the extent allowed under Code section 409A, including, but not limited to, as necessary to maximize the Company’s tax deduction as allowed pursuant to Code section 162(m) or to avoid violation of securities law or other applicable law.

SECTION 6
SOURCE OF PAYMENTS; NATURE OF INTEREST

6.1    Source of Payments.

6.1.1    General Assets. Each Participating Employer will pay, from its general assets, the distribution of the Participant’s Account under Section 5, and all costs, charges and expenses relating thereto.

6.1.2    Trust. Upon a Change-in-Control that causes the Plan to be terminated under Section 7.3.2, the trustee of the Trust will make distributions to Participants and Beneficiaries from the Trust in satisfaction of a Participating Employer’s obligations to make distributions under this Plan in accordance with and subject to the terms of the Trust to the extent such payments are not otherwise made directly by the Participating Employer.

6.2    Unfunded Obligation. The obligation of the Participating Employers to make payments under this Plan constitutes only the unsecured (but legally enforceable) promise of the Participating Employers to make such payments. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, claims or interests in any specific property or assets of the Company or a Participating Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company.

6.3    Establishment of Trust. The Participating Employers shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan except as provided in the Trust. The Participating Employers may from time to time transfer to the Trust cash, or other marketable securities or other property acceptable to the trustee in accordance with the terms of the Trust. If the Participating Employers have deposited funds in the Trust, such funds shall remain the sole and exclusive property of the Participating Employer that deposited such funds.

6.4    Spendthrift Provision. Except as otherwise provided in this Section 6.4, no Participant or Beneficiary shall have any interest in any Account which can be transferred nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Participating Employers. The Plan Administrator shall not recognize any such effort to convey any interest under this Plan. No benefit payable under this Plan shall be subject to attachment, garnishment, or execution following judgment or other legal process before actual payment to such person.

6.4.1    Right to Designate Beneficiary. The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Account or any part thereof, and any attempt of a Participant so to exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Participating Employers.

6.4.2    Plan Administrator’s Right to Exercise Discretion. This Section 6.4 shall not prevent the Plan Administrator from exercising, in its discretion, any of the applicable powers and options granted to it under any applicable provision hereof.

SECTION 7
ADOPTION, AMENDMENT AND TERMINATION

7.1    Adoption. With the prior approval of the Plan Administrator, an Affiliate may adopt the Plan and become a Participating Employer by furnishing to the Plan Administrator a certified copy of a resolution of its board of directors adopting this Plan.

7.2    Amendment.

7.2.1    General Rule. The Company, by action of its Board of Directors, or by action of a person so authorized by resolution of the Board of Directors and subject to any limitations or conditions in such authorization, may at any time amend the Plan, in whole or in part, for any reason, including but not limited to tax, accounting or insurance changes, a result of which may be to terminate the Plan for future deferrals provided, however, that no amendment shall be effective to decrease the benefits, nature or timing thereof payable under the Plan to any Participant with respect to deferrals made (and benefits thereafter accruing) prior to the date of such amendment. Written notice of any amendment shall be given each Participant then participating in the Plan.

7.2.2    No Oral Amendments. No modification of the terms of this Plan Statement shall be effective unless it is in writing. No oral representation concerning the interpretation or effect of this Plan Statement shall be effective to amend this Plan Statement.

7.3    Termination and Liquidation.

7.3.1    General Rule.

(a)
To the extent necessary or reasonable to comply with any changes in law, the Board may at any time terminate and liquidate this Plan, provided such termination and liquidation satisfies the requirements of Code section 409A.

(b)
To the extent that a Participant’s benefit under the Plan will be immediately included in the income of the Participant, as determined by a court of competent jurisdiction or the Internal Revenue Service, to the extent permitted under Code section 409A, the Board may terminate and liquidate this Plan, in whole or in part, as it relates to the impacted Participant.

7.3.2    Plan Termination and Liquidation on Account of a Change-in-Control. Upon a Change-in-Control the Plan will terminate and payment of all amounts under the Plan will be accelerated if and to the extent provided in this Section 7.3.2.

(a)
The Plan will be terminated effective as of the first date on which there has occurred both (i) a Change-in-Control under Section 1.2.5, and (ii) a funding of the Trust on account of such Change-in-Control (referred to herein as the “Plan termination effective date”) unless, prior to such Plan termination effective date, the Board affirmatively determines that the Plan will not be terminated as of such effective date. The Board will be deemed to have taken action to irrevocably terminate the Plan as of the Plan termination effective date by its failure to affirmatively determine that the Plan will not terminate as of such date.

(b)
The determination by the Board under paragraph (a) constitutes a determination that such termination will satisfy the requirements of Code section 409A, including an agreement by the Company that it will take such additional action or refrain from taking such action as may be necessary to satisfy the requirements necessary to terminate and liquidate the Plan under paragraph (c) below.

(c)	In the event the Board does not affirmatively determine not to terminate the Plan as provided in paragraph (a), such termination shall be subject to either (i) or (ii), as follows:

(i)
If the Change-in-Control qualifies as a “change in control event” for purposes of Code section 409A, payment of all amounts under the Plan will be accelerated and made in a lump sum as soon a administratively practicable but not more than 90 days following the Plan termination effective date, provided the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) have been satisfied.

(ii)
If the Change-in-Control does not qualify as a “change in control event” for purposes of Code section 409A, payment of all amounts under the Plan will be accelerated and made in a lump sum as soon as administratively practicable but not more than 60 days following the 12 month anniversary of the Plan termination effective date, provided the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) have been satisfied.

SECTION 8
CLAIM PROCEDURES
8.1    Claims Procedure. Until modified by the Plan Administrator, the claim and review procedures set forth in this Section shall be the mandatory claim and review procedures for the resolution of disputes and disposition of claims filed under this Plan. An application for a distribution or withdrawal shall be considered as a claim for the purposes of this Section.

8.1.1    Initial Claim. An individual may, subject to any applicable deadline, file with the Plan Administrator a written claim for benefits under this Plan in a form and manner prescribed by the Plan Administrator.

(a)	If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.

(b)
The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Plan Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Plan Administrator notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

8.1.2    Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant.

(a)	The specific reasons for the adverse determinations,

(b)	references to the specific provisions of this Plan Statement (or other applicable Plan document) on which the adverse determination is based,

(c)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and

(d)	a description of the claim and review procedures.

8.1.3    Request for Review. Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Plan Administrator a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely.

8.1.4    Claim on Review. If the claim, upon review, is denied in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.

(a)
The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Plan Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the

Plan Administrator notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)
In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.

(c)
The Plan Administrator’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.1.5    Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant.

(a)	the specific reasons for the denial,

(b)	references to the specific provisions of this Plan Statement (or other applicable Plan document) on which the adverse determination is based,

(c)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits,

(d)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures, and

8.2    Rules and Regulations.

8.2.1    Adoption of Rules. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Plan Administrator.

8.2.2    Specific Rules.

(a)
No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Plan Administrator may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Plan Administrator upon request.

(b)
All decisions on claims and on requests for a review of denied claims shall be made by the Plan Administrator unless delegated as provided for in the Plan, in which case references in this Section 8 to the Plan Administrator shall be treated as references to the Plan Administrator’s delegate.

(c)
Claimants may be represented by a lawyer or other representative at their own expense, but the Plan Administrator reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(d)
The decision of the Plan Administrator on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Plan Administrator.

(e)
In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information necessary to make a benefit determination accompanies the filing.

(f)
The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(g)
The claims and review procedures shall be administered with appropriate safeguards to that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.

(h)	The Plan Administrator may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.

8.3    Limitations and Exhaustion.

8.3.1    Claims. No claim shall be considered under these administrative procedures unless it is filed with the Plan Administrator within two (2) years after the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the claim. Every untimely claim shall be denied by the Plan Administrator without regard to the merits of the claim.

8.3.2    Lawsuits. No suit may be brought by or on behalf of any Participant or Beneficiary on any matter pertaining to this Plan unless the action is commenced in the proper forum within two (2) years from the earlier of:

(a)	the date the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the action, or

(b)	the date the claim was denied.

8.3.3    Exhaustion of Remedies. These administrative procedures are the exclusive means for resolving any dispute arising under this Plan. As to such matters:

(a)
no Participant or Beneficiary shall be permitted to litigate any such matter unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted, and

(b)	determinations by the Plan Administrator (including determinations as to whether the claim was timely filed shall be afforded the maximum deference permitted by law.

8.3.4    Imputed Knowledge. For the purpose of applying the deadlines to file a claim or a legal action, knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

SECTION 9
PLAN ADMINISTRATION
9.1    Plan Administration

9.1.1    Administrator. The Company’s Vice President, Pay and Benefits (or any successor thereto) is the “administrator” of the Plan. Except as expressly otherwise provided herein, the Plan Administrator shall control and manage the operation and administration of this Plan and make all decisions and determinations.

9.1.2    Authority and Delegation. The Plan Administrator is authorized to:

(a)
Appoint one or more individuals or entities and delegate such of his or her powers and duties as he or she deems desirable to any individual or entity, in which case every reference herein made to Plan Administrator shall be deemed to mean or include the individual or entity as to matters within their jurisdiction. Such individual may be an officer or other employee of a Participating Employer or Affiliate, provided that any delegation to an employee of a Participating Employer or Affiliate will automatically terminate when he or she ceases to be an employee. Any delegation may be rescinded at any time; and

(b)
Select, employ and compensate from time to time such agents or consultants as the Plan Administrator may deem necessary or advisable in carrying out its duties and to rely on the advice and information provided by them.

9.1.3    Determination. The Plan Administrator shall make such determinations as may be required from time to time in the administration of this Plan. The Plan Administrator shall have the discretionary authority and responsibility to interpret and construe this Plan Statement and to determine all factual and legal questions under this Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. . Each decision of the Plan Administrator shall be final and binding upon all parties. Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them.

9.1.4    Reliance. The Plan Administrator may act and rely upon all information reported to it hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.

9.1.5    Rules and Regulations. Any rule, regulation, policy, practice or procedure not in conflict or at variance with the provisions hereof may be adopted by the Plan Administrator.

9.2    Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in this Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual interest hereunder or the interest of a person superior to him or her in the organization (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.

9.3    Service of Process. In the absence of any designation to the contrary by the Plan Administrator, the General Counsel of the Company is designated as the appropriate and exclusive agent for the receipt of service of process directed to this Plan in any legal proceeding, including arbitration, involving this Plan.

9.4    Choice of Law. Except to the extent that federal law is controlling, this Plan Statement will be construed and enforced in accordance with the laws of the State of Minnesota.

9.5    Responsibility for Delegate. No person shall be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan Statement or pursuant to procedures set forth in the Plan Statement.

9.6    Expenses. All expenses of administering the benefits due under this Plan shall be borne by the Participating Employers.

9.7    Errors in Computations. It is recognized that in the operation and administration of the Plan certain mathematical and accounting errors may be made or mistakes may arise by reason of factual errors in information supplied to the Plan Administrator or trustee. The Plan Administrator shall have power to cause such equitable adjustments to be made to correct for such errors as the Plan Administrator, in its sole discretion, considers appropriate. Such adjustments shall be final and binding on all persons.

9.8    Indemnification. In addition to any other applicable provisions for indemnification, the Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer and employee of the Participating Employers against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, incurred by or asserted against such person at any time by reason of such person’s services as an administrator in connection with this Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.

9.9    Notice. Any notice required under this Plan Statement may be waived by the person entitled thereto.

SECTION 10
CONSTRUCTION

10.1    IRC Status. This Plan is intended to be a nonqualified deferred compensation arrangement that will comply in form and operation with the requirements of Code section 409A and this Plan will be construed and administered in a manner that is consistent with and gives effect to such intention.

10.2    Rules of Document Construction. In the event any provision of this Plan Statement is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan. The titles given to the various Sections of this Plan Statement are inserted for convenience of reference only and are not part of this Plan Statement, and they shall not be considered in determining the scope, purpose, meaning or intent of any provision hereof. The provisions of this Plan Statement shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

10.3    References to Laws. Any reference in this Plan Statement to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation unless, under the circumstances, it would be inappropriate to do so.